Exhibit 5.1

September 16, 2016

Stellar Biotechnologies, Inc.

332 East Scott Street

Port Hueneme, California 93041

Dear Sirs:

Re:	Registration Statement on Form S-3

We have acted as Canadian legal counsel to Stellar Biotechnologies, Inc., a corporation organized under the laws of British Columbia (the “Company”), in connection with the registration statement on Form S-3, as amended (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. This Registration Statement relates to the registration of up to an aggregate of 1,265,626 of the Company’s common shares, no par value per share (the “Common Shares”) issuable upon the exercise of outstanding warrants to be sold from time to time by the selling shareholders named therein (the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ McMillan LLP

MCMILLAN LLP